EXHIBIT NO. 4.1

EXECUTION COPY

AMENDMENT AND EXCHANGE AGREEMENT

This Amendment and Exchange Agreement (the “Agreement”) is entered into as of the 20th day of February, 2018, by and among Cosmos Holdings Inc., a Nevada corporation with offices located at 141 West Jackson Blvd, Suite 4236, Chicago, Illinois 60604 (the “Company”) and the investor signatory hereto (the “Holder”), with reference to the following facts:

A. Prior to the date hereof, pursuant to that Securities Purchase Agreement, dated as of November 15, 2017, by and between the Company and the Holder (the “Securities Purchase Agreement”), the Company issued to the Holder, among other things, a senior convertible note, convertible into shares of Common Stock (as defined in the Securities Purchase Agreement), in accordance with the terms thereof (the “Existing Note”).

B. The Company and the Holder desire to exchange (the “Exchange” or the “Transaction”) the Existing Note for a new senior convertible note in the form attached hereto as Exhibit A with identical principal, interest and other amounts outstanding as the Existing Note (the “New Note”, as converted, the “New Conversion Shares”) on the basis and subject to the terms and conditions set forth in this Agreement.

C. The Exchange is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

D. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Exchange. On the date hereof, pursuant to Section 3(a)(9) of the Securities Act, the Holder hereby agrees to convey, assign and transfer the Existing Note to the Company in exchange for which the Company agrees to issue the New Note to the Holder. On the date hereof, in exchange for the Existing Note, the Company shall deliver or cause to be delivered to the Holder (or its designee) the New Note at the address for delivery set forth opposite the Holder’s name on the Schedule of Buyers to the Securities Purchase Agreement (or such other address as specified in writing (which may include an e-mail) to the Company on or prior to the date hereof).

2. Amendments.

(a) Ratifications. Except as otherwise expressly provided herein, the Securities Purchase Agreement and each other Transaction Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof: (i) all references in the Securities Purchase Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Securities Purchase Agreement as amended by this Agreement.

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(b) Amendments to Transaction Documents. Effective as of the date hereof, the Securities Purchase Agreement and each of the Transaction Documents are hereby amended as follows:

(i) The defined term “Notes” is hereby amended to include “New Note (as defined in the that certain Amendment and Exchange Agreement, dated February 20, 2018, by and between the Company and the Holder (the “Exchange Agreement”))”.

(ii) The defined term “Conversion Shares” is hereby amended to include “New Conversion Shares (as defined in the Exchange Agreement)”.

(iii) The defined term “Transaction Documents” shall be amended to include this Agreement.

3. Representations and Warranties.

3.1 Holder Bring Down. The Holder hereby represents and warrants to the Company with respect to itself only as set forth in Section 2 of the Securities Purchase Agreement (as amended hereby) as to this Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement. Such representations and warranties to the transactions thereunder and the securities issued pursuant thereto are hereby deemed for purposes of this Agreement to be references to the transactions hereunder and the issuance of the securities pursuant hereto.

3.2 Company Bring Down. Except as set forth on Schedule 3(b) attached hereto, the Company represents and warrants to the Holder as set forth in Section 3 of the Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement. Such representations and warranties to the transactions thereunder and the securities issued pursuant thereto are hereby deemed for purposes of this Agreement to be references to the transactions hereunder and the issuance of the securities pursuant hereto, references therein to “Closing Date” being deemed references to the date hereof, and references to “the date hereof” being deemed references to the date of this Agreement.

3.3 Ownership of Existing Note. The Holder owns the Existing Note free and clear of any Liens (other than the obligations pursuant to this Agreement, the Transaction Documents and applicable securities laws).

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4. Disclosure. The Company shall, on or before 8:30 a.m., New York City time, on the first business day after the date of this Agreement, file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereby as well as any other material, nonpublic information provided to the Holder on or prior to the date hereof and attaching the form of this Agreement and the form of New Note as an exhibit thereto (collectively with all exhibits attached thereto, the “8-K Filing”). From and after the issuance of the 8-K Filing, the Holder shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause its officers, directors, employees, affiliates and agents, not to, provide the Holder with any material, nonpublic information regarding the Company from and after the filing of the 8-K Filing without the express written consent of the Holder. To the extent that the Company delivers any material, non-public information to the Holder without the Holder’s express prior written consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent or not to trade on the basis of, such material, non-public information. The Company shall not disclose the name of the Holder in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.

5. Fees. The Company shall promptly reimburse Kelley Drye & Warren, LLP (counsel to the lead investor), on demand, for all reasonable, documented costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) in an aggregate amount not to exceed $5,000.

6. Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the New Note (and upon conversion of the New Note, New Conversion Shares) may be tacked onto the holding period of the Existing Note, and the Company agrees not to take a position contrary to this Section 6. The Company acknowledges and agrees that (assuming the Holder is not an affiliate of the Company) (i) upon issuance in accordance with the terms of the New Note, the New Conversion Shares are, as of the date hereof, eligible to be resold pursuant to Rule 144, (ii) the Company is not aware of any event reasonably likely to occur that would reasonably be expected to result in the New Conversion Shares becoming ineligible to be resold by the Holder pursuant to Rule 144 and (iii) in connection with any resale of New Conversion Shares pursuant to Rule 144, the Holder shall solely be required to provide reasonable assurances that such New Conversion Shares are eligible for resale, assignment or transfer under Rule 144, which shall not include an opinion of Holder’s counsel. The Company shall be responsible for any transfer agent fees or DTC fees or legal fees of the Company’s counsel with respect to the removal of legends, if any, or issuance of New Conversion Shares in accordance herewith.

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7. Independent Nature of Holder’s Obligations and Rights. The obligations of the Holder under this Agreement are several and not joint with the obligations of any other holder of Notes (each, an “Other Holder”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any exchange agreement or other agreement by and between the Company and such Other Holder (if any, each, an “Other Agreement”). Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

8. Equal Treatment Acknowledgement; Most Favored Nations. The parties hereto herby acknowledge and agree that, in accordance with the terms of Securities Purchase Agreement, the Company is obligated to present the terms of this offering to each Other Holder; provided that each Other Agreement shall be negotiated separately with each Other Holder and shall not in any way be construed as the Holder or any Other Holder acting in concert or as a group with respect to the purchase, disposition or voting of securities of the Company or otherwise. The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of the terms offered to any Person with respect to the Exchange or any similar transaction, including, without limitation with respect to any consent, release, amendment, settlement, or waiver relating to the Exchange or any similar transaction (each an “Exchange Document”), is or will be more favorable to such Person than those of the Holder and this Agreement. If, and whenever on or after the date hereof, the Company enters into an Exchange Document, then (i) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Exchange Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 8 shall apply similarly and equally to each Exchange Document.

9. Miscellaneous Provisions. Section 9 of the Securities Purchase Agreements (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, Holders and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COSMOS HOLDINGS INC.

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, Holders and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

HOLDER:

By:
Name:
Title:	Authorized Signatory

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